Exhibit 99.1
Contact: John Hamburger                             3:00 pm EDT
         Director, Marketing Communications         Wednesday, September 7, 2005
         (408) 432-1900 x2419                       US1
         jhamburger@linear.com


LINEAR TECHNOLOGY ELECTS CHIEF EXECUTIVE OFFICER LOTHAR MAIER TO BOARD OF DIRECTORS

     Milpitas, California, September 7, 2005, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today announced that its Chief Executive Officer, Lothar Maier, has joined its board of directors as of September 2, 2005. Mr. Maier has served as Linear Technology's Chief Executive Officer since January 2005. Previously he served as Chief Operating Officer for more than five years.

     "We are delighted to have Lothar Maier join our board of directors," stated Robert H. Swanson, Jr., Executive Chairman of Linear Technology.

     Mr. Maier, 50, has over 20 years experience in the semiconductor industry. Before joining Linear Technology in April 1999, Mr. Maier held various management positions at Cypress Semiconductor Corp., most recently as Senior Vice President and Executive Vice President of Worldwide Operations. He holds a BS degree in Chemical Engineering from the University of California at Berkeley.

     Linear Technology Corporation was founded in 1981 as a manufacturer of high performance linear integrated circuits. Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, and many other analog functions. Applications for Linear Technology's high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.

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